SCHEDULE 14A

(Rule 14a)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant

Check the appropriate box:

	Preliminary Proxy Statement	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6 (e) (2))
☒	Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

COMPUTER TASK GROUP, INCORPORATED

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

Fee computed on table below per Exchange Act Rules 14a-6 (i) (4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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COMPUTER TASK GROUP, INCORPORATED

April 6, 2009

Dear Fellow Shareholder:

You are cordially invited to attend the 2009 Annual Meeting of Shareholders of Computer Task Group, Incorporated which will be held at our corporate headquarters located at 800 Delaware Avenue, Buffalo, New York on Wednesday, May 13, 2009 at 10:00 a.m.

Your proxy card is enclosed. Your vote is important. I urge you to submit your vote as soon as possible, whether or not you plan to attend the meeting. Please indicate your voting instructions and sign, date and mail the proxy promptly in the return envelope.

Sincerely,

James R. Boldt
Chairman and
Chief Executive Officer

COMPUTER TASK GROUP, INCORPORATED

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

MAY 13, 2009

Computer Task Group, Incorporated will hold its Annual Meeting of Shareholders at its corporate headquarters located at 800 Delaware Avenue, Buffalo, New York 14209 on Wednesday, May 13, 2009, at 10:00 a.m. for the following purposes:

1. To elect John M. Palms and Daniel J. Sullivan as Class III Directors for a three-year term or until their earlier retirement.

2. To consider and act upon any other matters that may be properly brought before the meeting or any adjournment thereof.

We have selected the close of business on March 27, 2009 as the record date for determination of shareholders entitled to notice of and vote at the meeting or any adjournment.

Buffalo, New York

April 6, 2009

By Order of the Board of Directors,

Peter P. Radetich
Senior Vice President, Secretary and General Counsel

IMPORTANT NOTICE REGARDING

INTERNET AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON

MAY 13, 2009

THE PROXY STATEMENT, FORM OF PROXY,

NOTICE OF MEETING AND ANNUAL REPORT

TO THE STOCKHOLDERS ARE AVAILABLE FREE

OF CHARGE AT WWW.CTG.COM

COMPUTER TASK GROUP, INCORPORATED

PROXY STATEMENT

This proxy statement and the accompanying form of proxy are being mailed on or about April 6, 2009, in connection with the solicitation by the Board of Directors of Computer Task Group, Incorporated of proxies to be voted at the annual meeting of shareholders on May 13, 2009, and any adjournment or postponement of the meeting. The mailing address of the Company’s executive office is 800 Delaware Avenue, Buffalo, New York 14209.

The Board has selected the close of business on March 27, 2009 as the record date for the determination of shareholders entitled to vote at the annual meeting. On that date, the Company had outstanding and entitled to vote 18,219,069 shares of common stock, par value $.01 per share. A list of stockholders entitled to vote at the 2009 annual meeting will be available for examination during the annual meeting by any stockholder who is present at the meeting.

Each outstanding share of common stock is entitled to one vote. Shares cannot be voted at the meeting unless the shareholder is present or represented by proxy. If a properly executed proxy in the accompanying form is returned, the shares represented thereby will be voted at the meeting in accordance with the instructions contained in the proxy, unless the proxy is revoked prior to its exercise. Any shareholder may revoke a proxy either by executing a subsequently dated proxy or notice of revocation, provided that the subsequent proxy or notice is delivered to the Company prior to the taking of a vote, or by voting in person at the meeting.

Under the New York Business Corporation Law (“BCL”) and the Company’s By-laws, the presence, in person or by proxy, of one-third of the outstanding common stock is necessary to constitute a quorum of the shareholders to take action at the annual meeting. The shares that are present at the meeting, or represented by a proxy, will be counted for quorum purposes regardless of whether or not a broker with discretionary authority exercises its discretionary voting authority with respect to any particular matter. Once a quorum is established, under the BCL and the Company’s By-laws, the directors standing for election may be elected by a plurality of the votes cast. Abstentions will not count as votes cast.

For voting purposes, all votes cast “for,” “against,” “abstain,” or “withhold authority” will be counted in accordance with such instructions as to each item. Broker non-votes will not be counted for any item. In accordance with the rules of the Securities and Exchange Commission, we have elected to deliver a full set of proxy materials to you and make the proxy materials available on our website at www.ctg.com. You may vote by completing, signing, dating and returning your proxy card in the envelope provided. Any stockholder attending the annual meeting may vote in person. If you have returned a proxy card, you may revoke your prior instructions and cast your vote at the annual meeting by following the procedures described in this proxy statement.

PROPOSAL 1—ELECTION OF DIRECTORS

The Company’s Board of Directors is divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of shareholders held in the year in which the term for their class expires. Directors elected to Class III at the 2009 annual meeting will hold office for a three-year term expiring at the annual meeting of shareholders in 2012 and until their successors are elected and qualified. The shares represented by properly executed proxies will be voted, in the absence of contrary instructions, in favor of the election of the following nominees:

•	Class III Directors—John M. Palms and Daniel J. Sullivan

All nominees have consented to serve as directors, if elected. However, if at the time of the meeting any nominee is unable to stand for election, the persons who are designated as nominees intend to vote, in their discretion, for such other persons, if any, as may be nominated by the Board.

Nominees for Class III Directors Whose Terms Expire in 2012

John M. Palms	Dr. Palms, Ph.D., Sc.D., (Hon), LHD (Hon), 73, is currently Distinguished President Emeritus and Distinguished University Professor Emeritus of the University of South Carolina where he was President from 1991 until 2002. From 1989 to 1991, he was the President and Professor of Physics at Georgia State University and Charles Howard Candler Professor of Physics at Emory University. Dr. Palms is a Director of Exelon Corporation, an electrical utility company where he serves as Chairman of the Audit Committee. He also serves as non-executive Chairman of the Board of Assurant, Inc., a financial services insurance company and a Director of GEO Group Inc., a world leader in the privatized development and/or management of correctional facilities. Dr. Palms is the Chairman of the Board of Trustees of the non-profit Institute for Defense Analysis, a Federal Funded Research and Development Center (FFRDC). Dr. Palms has been a Director of CTG since 2002.

Daniel J. Sullivan	Mr. Sullivan, 62, was most recently the President and Chief Executive Officer of FedEx Ground from 1998 until 2007. FedEx Ground is a wholly owned subsidiary of FedEx Corporation. From 1996 to 1998, Mr. Sullivan was the Chairman, President and Chief Executive Officer of Caliber System. In 1995, Mr. Sullivan was the Chairman, President and Chief Executive Officer of Roadway Services. Mr. Sullivan is a member of the Board of Directors of Gevity, Inc. (Bradenton, Florida), GDS Express, Inc. (Akron, Ohio), and Pike Electric, Inc. (Mount Airy, North Carolina, a New York Stock Exchange listed company). He is also a federal commissioner on the Flight 93 National Memorial project in Somerset County, Pennsylvania. Mr. Sullivan has been a Director of CTG since 2002.

The Board of Directors Recommends that Shareholders Vote FOR the

Nominees for Class III Directors

Class I Directors With Terms Expiring in 2010

Randolph A. Marks	Mr. Marks, 73, is co-founder of the Company and is an independent business consultant. From 1985 to September 1990, Mr. Marks served as Chairman of the Board of American Brass Company. Mr. Marks was engaged by the Company as a consultant from March, 1984, until his retirement from the Company in December, 1985. Prior to March, 1984, Mr. Marks served as Chairman of the Board and Chief Executive Officer of the Company commencing in June, 1979, and prior thereto as Chairman of the Board and President of the Company from the time of its organization in 1966. Mr. Marks has been a Director of CTG since 1966.

Randall L. Clark	Mr. Clark, 65, has been the Chairman of the Board of Directors of Dunn Tire LLC since 1996. From 1992 to 1996, Mr. Clark was the Executive Vice President and Chief Operating Officer of Pratt & Lambert United Inc. From 1985 to 1991 Mr. Clark served as the Chairman and Chief Executive Officer of Dunlop Tire North America. Mr. Clark is a Director of Taylor Devices, HSBC Bank—Western Region, The Lifetime HealthCare Companies, Merchants Mutual Insurance Company and a Director of the Amherst Industrial Development Agency. Mr. Clark is also a Director and past Chairman of the Buffalo Niagara Enterprise, a founding Director and past President of the Western New York International Trade Council, past Chairman of the Buffalo Niagara Partnership, a Director and past Chairman of AAA Western and Central New York and a Director of Ten Eleven Group, Inc., a software company. Mr. Clark has been a Director of CTG since 2002.

Class II Directors with Terms Expiring in 2011

James R. Boldt	Mr. Boldt, 57, has been the Chairman, President and Chief Executive Officer of the Company since May of 2002. From July of 2001 to May of 2002, he was the President and Chief Executive Officer. From February of 2001 to June 2001, Mr. Boldt was the Executive Vice President and Chief Financial Officer. From 1996 until 2001, Mr. Boldt was Vice President and Chief Financial Officer of the Company. From 1976 until 1996, Mr. Boldt held various positions with Pratt & Lambert United Inc. most recently that of Vice President and Chief Financial Officer. Mr. Boldt is a member of the Board of the Catholic Health System of Western New York, AAA Western and Central New York and Dunn Tire LLC. He is also a member of the Board of Trustees of Niagara University. Mr. Boldt has been a Director of CTG since 2001.

Thomas E. Baker	Mr. Baker, 65, is the former President and is a Director of The John R. Oishei Foundation, since 1998. From 1998 to 2007, Mr. Baker was the Executive Director/President and Director of the Foundation. Mr. Baker joined Price Waterhouse (now PricewaterhouseCoopers) in 1965 where he held various positions and was appointed the Buffalo, New York Office Managing Partner in 1992. After 20 years as an audit partner, Mr. Baker retired from Price Waterhouse in 1998. Mr. Baker accepted the appointment as the Chairman of the Buffalo Fiscal Stability Authority in July 2003 and served through January 2005. Mr. Baker is a Director of First Niagara Financial Group, Inc. Mr. Baker has been a Director of CTG since 2004.

William D. McGuire	Mr. McGuire, 65, was the President and CEO of Kaleida Health from 2002 until the end of 2005. Prior to that, he served as the CEO of the Catholic Medical Centers of Brooklyn and Queens, Incarnate World Health Services (San Antonio, Texas), Mount Carmel Health (Columbus, Ohio), Mercy Health Care System (Scranton, Pennsylvania), Wills Eye Hospital (Philadelphia, Pennsylvania) and the Children’s Medical Center (Dayton, Ohio). Mr. McGuire’s healthcare career began in 1964 and he served in hospital administrative positions at the University of Wisconsin Hospitals before becoming the Corporate Chief Operating Officer of Mercy Catholic Medical Center (Philadelphia, Pennsylvania) in 1979. Mr. McGuire’s professional experience also includes healthcare industry consulting and adjunct faculty positions in graduate business and health services administration at several universities. A Life Fellow in the American College of Healthcare Executives and a Fellow in the New York Academy of Medicine, he has served on the boards of numerous healthcare provider and payer organizations and professional associations. Mr. McGuire has been a Director of CTG since February 2008.

SECURITY OWNERSHIP OF THE COMPANY’S COMMON SHARES

BY CERTAIN BENEFICIAL OWNERS AND BY MANAGEMENT

Security Ownership of Certain Beneficial Owners

As of March 27, 2009, the following persons were beneficial owners of more than five percent of the Company’s common stock. The beneficial ownership information presented is based upon information furnished by each person or contained in filings made with the Securities and Exchange Commission. Except as otherwise indicated, each holder has sole voting and investment power with respect to the shares indicated. The following table shows the nature and amount of their beneficial ownership.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Ownership		Percent of Class
Common Stock	Thomas R. Beecher, Trustee	3,304,585	(1)	18.1%
	CTG Stock Employee Compensation Trust
	200 Theater Place
	Buffalo, NY 14202

Common Stock	Bank of America Corporation	2,298,041	(2)	12.6%
	Bank of America Corporate Center
	100 North Tryon Street, Floor 25
	Charlotte, NC 28255

Common Stock	Heartland Advisors, Inc.	2,001,660	(3)	11.0%
	789 North Water Street
	Milwaukee, WI 53202

Common Stock	Dimensional Fund Advisors LP	1,001,096	(4)	5.5%
	1299 Ocean Avenue, 11 th Floor
	Santa Monica, CA 90401

(1)	As set forth in a Schedule 13D/A filed on November 2, 2007, Mr. Beecher, as Trustee for the Computer Task Group, Incorporated Stock Employee Compensation Trust, has sole voting and dispositive power over said shares. Pursuant to a Trust Agreement, amended on October 31, 2007, the Trust will terminate on the earlier of (a) the date when the Trust no longer holds assets, (b) May 3, 2014, and (c) the date specified in a written notice of termination given by the Board of Directors to the Trustee.

(2)	Based solely on information contained in a Schedule 13G/A filed on February 11, 2009 (filed jointly by Bank of America Corporation, NB Holdings Corporation, BAC North America Holding Company, BANA Holding Corporation, Bank of America, N.A., Columbia Management Group, LLC and Columbia Management Advisors, LLC), indicating that each joint filer has shared voting power with respect to 1,526,041 shares and shared dispositive power with respect to 2,298,041 shares.

(3)	Based solely on information contained in a Schedule 13G/A filed on February 11, 2009, indicating that Heartland Advisors, Inc. has shared power to vote 1,940,306 shares and shared dispositive power over 2,001,660 shares and William J. Nasgovitz shares investment and voting power over the shares. Mr. Nasgovitz disclaims any beneficial ownership of the shares.

(4)	Based solely on information contained in a Schedule 13G/A filed on February 9, 2009, indicating that Dimensional Fund Advisors LP has the sole power to vote or to direct the vote of the shares and sole power to dispose or to direct the disposition of the shares. Dimensional Fund Advisors LP (formerly Dimensional Fund Advisors Inc.) is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. It furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the securities of the Company that are owned by the funds and may be deemed to be the beneficial owner of the shares of the Company held by the funds. All securities reported herein are owned by the funds. Dimensional disclaims beneficial ownership of such securities.

Security Ownership by Management

The table below sets forth, as of March 27, 2009, the beneficial ownership of the Company’s common stock by (i) each director and nominee for director individually, (ii) each executive officer named in the compensation table individually, and (iii) all directors and executive officers of the Company as a group.

Name of Individual of Number in Group	Amount and Nature of Beneficial Ownership (1)		Percent of Class
James R. Boldt	815,019	(2)	4.5%
Thomas E. Baker	180,000	(3)	1.0%
Randall L. Clark	200,000	(4)	1.1%
Randolph A. Marks	427,355	(5)(6)	2.3%
William D. McGuire	36,800	(7)	*
John M. Palms	241,800	(8)	1.3%
Daniel J. Sullivan	200,000	(9)	1.1%
Michael J. Colson	259,300	(10)	1.4%
Filip J.L. Gydé	103,750	(11)	*
Brendan M. Harrington	115,989	(12)	*
Thomas J. Niehaus	200,452	(13)	1.1%

All directors and executive officers as a group (13 persons)	3,073,347	(14)	16.9%

*	Less than 1 percent of outstanding shares.

(1)	The beneficial ownership information presented is based upon information furnished by each person or contained in filings made with the Securities and Exchange Commission. Except as otherwise indicated, each holder has sole voting and investment power with respect to the shares indicated.

(2)	Amount indicated represents 185,000 shares held by Mr. Boldt in his own name, 10,101 shares which are held by Mr. Boldt as custodian for members of his immediate family and options to purchase 619,918 shares that were exercisable on or within 60 days after March 27, 2009.

(3)	Amount indicated represents 60,000 shares held by Mr. Baker in his own name and options to purchase 120,000 shares that were exercisable on or within 60 days after March 27, 2009.

(4)	Amount indicated represents 30,000 shares held by Mr. Clark in his own name, 10,000 shares held by Mr. Clark’s wife, and options to purchase 160,000 shares that were exercisable on or within 60 days after March 27, 2009.

(5)	Under an agreement entered into in February 1981, upon the death of Mr. Marks, the Company will have the option to purchase up to as many shares of common stock owned by him as may be purchased with the proceeds of the insurance on the life of Mr. Marks maintained by the Company (currently $300,000 in the aggregate). The purchase price for the shares will be 90 percent of the market price of such shares on the Friday immediately preceding the date of death.

(6)	Amount indicated represents 261,355 shares held by Mr. Marks in his own name, 6,000 shares held by Mr. Marks’ wife, and options to purchase 160,000 shares that were exercisable on or within 60 days after March 27, 2009.

(7)	Amount indicated represents 11,500 held by Mr. McGuire in his own name and options to purchase 25,300 shares that were exercisable on or within 60 days after March 27, 2009.

(8)	Amount indicated represents 81,800 shares held by Mr. Palms in his own name and options to purchase 160,000 shares that were exercisable on or within 60 days after March 27, 2009.

(9)	Amount indicated represents 40,000 shares held by Mr. Sullivan in his own name and options to purchase 160,000 shares that were exercisable on or within 60 days after March 27, 2009.

(10)	Amount indicated represents 34,300 shares held by Mr. Colson in his own name and options to purchase 225,000 shares that were exercisable on or within 60 days after March 27, 2009.

(11)	Amount indicated represents 17,000 shares held by Mr. Gyde in his own name and options to purchase 86,750 shares that were exercisable on or within 60 days after March 27, 2009.

(12)	Amount indicated represents 21,114 shares held by Mr. Harrington in his own name and options to purchase 94,875 shares that were exercisable on or within 60 days after March 27, 2009.

(13)	Amount indicated represents 44,441 shares held by Mr. Niehaus in his own name and options to purchase 156,011 shares that were exercisable on or within 60 days after March 27, 2009.

(14)	Amount indicated includes options to purchase 2,175,666 shares that were exercisable on or within 60 days after March 27, 2009.

THE BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors is divided into three classes serving staggered three-year terms. The Board has seven directors and the following four committees: (i) Audit, (ii) Compensation, (iii) Nominating and Corporate Governance, and (iv) Executive. During 2008, the Board held a total of six meetings. Each director attended at least 75% of the total number of Board meetings and the total number of Board committee meetings for the committees on which the directors served.

Director Independence and Executive Sessions

The Board of Directors affirmatively determined in February 2009 that each of the Company’s six non-management directors, which include Thomas E. Baker, Randall L. Clark, Randolph A. Marks, William D. McGuire, John M. Palms and Daniel J. Sullivan, is an independent director in accordance with our corporate governance policies and the standards of the NASDAQ Stock Market (“NASDAQ”). As a result of these six directors being independent, a majority of our Company’s seven-person Board of Directors is currently independent as so defined. The Board of Directors has determined that there are no relationships between the Company and the directors classified as independent other than service on our Company’s Board of Directors.

The foregoing independence determination of the Board of Directors also included the conclusions of the Board of Directors that:

•

each member of the Audit Committee, Governance and Nominating Committee, and Compensation Committee described in this proxy statement is respectively independent under the standards listed above for purposes of membership on each of these committees; and

•	each of the members of the Audit Committee also meets the additional independence requirements under Rule 10A-3(b) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

Mr. Marks is currently serving as the “lead” independent director for purposes of scheduling and setting the agenda for the executive sessions of the independent directors. It is presently contemplated that these executive sessions will occur at least once during the fiscal year ending December 31, 2009, in conjunction with a regularly scheduled Board meeting, in addition to the separate meetings of the standing committees of the Board of Directors.

The Board of Directors has also adopted a statement of corporate governance principles that is available on the Company’s website as described under “Corporate Governance and Website Information.”

Audit Committee

The Audit Committee is composed of five directors: Thomas E. Baker, Chairman, Randall L. Clark, William D. McGuire, John M. Palms and Daniel J. Sullivan, and operates under a written charter adopted by the Board of Directors. The charter of the Audit Committee is available on our Company’s website as described below under “Corporate Governance and Website Information.” The Audit Committee met four times during 2008.

The primary purposes of the Audit Committee are to oversee on behalf of the Company’s Board of Directors: (1) the accounting and financial reporting processes of the Company and integrity of the Company’s financial statements, (2) the audits of the Company’s financial statements and appointment, compensation, qualifications, independence and performance of the Company’s independent registered public accounting firm, (3) the Company’s compliance with legal and regulatory requirements, (4) the Company’s internal audit function, and (5) preparation of the audit committee report that SEC rules require to be included in the annual proxy statement. The Committee’s job is one of oversight. Management is responsible for the Company’s financial reporting process including its system of internal control, and for the preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for auditing those financial statements. It is the Committee’s responsibility to monitor and review these processes. It is not the Committee’s duty or responsibility to conduct auditing or accounting reviews. Therefore, the Committee has relied on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles, on its discussions with the independent registered public accounting firm and on the representations of the independent registered public accounting firm included in their report on the Company’s financial statements.

The Board of Directors has determined that the members of the Audit Committee are independent as described above under “Director Independence and Executive Sessions” and that each of them is able to read and understand fundamental financial statements. The Board of Directors has determined that Thomas E. Baker is an “audit committee financial expert” as defined in Item 407 of Regulation S-K. Under the rules of the SEC, the designation or identification of a person as an audit committee financial expert does not impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Audit Committee and Board of Directors in the absence of such designation or identification. Moreover, the designation of a person as an audit committee financial expert does not affect the duties, obligations or liability of any other member of the Audit Committee or Board of Directors.

Audit Committee Report

The Audit Committee has reviewed and discussed the audited financial statements with management; and has discussed with the Company’s independent auditors the matters required to be discussed pursuant to the Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance (as modified or superseded). In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accountant the independent registered public accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

Submitted by the Audit Committee

Thomas E. Baker, Chairman

Randall L. Clark

William D. McGuire

John M. Palms

Daniel J. Sullivan

Executive Committee

The Executive Committee is composed of James R. Boldt, Chairman, Thomas E. Baker, John M. Palms and Daniel J. Sullivan. The Committee did not meet during 2008. The Executive Committee is empowered to act for the Board of Directors in intervals between Board meetings, with the exception of certain matters that by law or under NASDAQ rules cannot be delegated. The Committee meets as necessary.

Nominating and Corporate Governance Committee and Director Nomination Process

The Nominating and Corporate Governance Committee is composed of John M. Palms, Chairman, Thomas E. Baker, Randall L. Clark, Randolph A. Marks, William D. McGuire and Daniel J. Sullivan. This Committee held three meetings during 2008.

This Committee has a charter that is available on our Company’s website as described below under “Corporate Governance and Website Information.” The primary purposes of the Committee are to (a) recommend to the Board of Directors the individuals qualified to serve on the Company’s Board of Directors for election by shareholders at each annual meeting of shareholders and to fill vacancies on the Board of Directors, (b) implement the Board’s criteria for selecting new directors, (c) develop, recommend to the Board, and assess corporate governance policies for the Company, and (d) oversee the evaluation of the Board.

The Board of Directors has determined that the members of this Committee are independent as described above under “Director Independence and Executive Sessions.”

Director Nominations Made by Shareholders. The Committee will consider nominations timely made by shareholders pursuant to the requirements of our Company’s By-laws, which are referred to under “Stockholder Proposals.” This Committee has not formally adopted any specific elements of this policy, such as minimum specific qualifications or specific qualities or skills that must be possessed by qualified nominees, beyond the Committee’s willingness to consider candidates proposed by shareholders.

Procedure for Stockholders to Nominate Directors. Any shareholder who intends to present a director nomination proposal for consideration at the 2010 annual meeting and intends to have that proposal included in the proxy statement and related materials for the 2010 annual meeting, must deliver a written copy of the proposal to the Company’s principal executive offices no later than the deadline, and in accordance with the notice procedures, specified under “Shareholder Proposals” in this proxy statement and in accordance with the applicable requirements of Rule 14a-8 of the Exchange Act.

If a shareholder does not comply with the foregoing Rule 14a-8 procedures, the shareholder may use the procedures set forth in the Company’s By-laws, although the Company would in the latter case not be required to include the nomination proposal as a proposal in the proxy statement and proxy card mailed to shareholders in connection with the next annual meeting of shareholders. For shareholder nominations of directors to be properly brought before an annual meeting by a shareholder pursuant to the By-laws, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, any shareholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of such shareholder’s intent to make such nomination is given, either by personal delivery or by United States mail, postage prepaid, to and received by the Secretary of the Company not later than 60 days in advance of the originally scheduled date of the annual meeting of shareholders.

The shareholder’s notice referred to above must set forth (1) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (2) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (3) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (4) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated by the Board of Directors; and (5) the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Process for Identifying Director Candidates. The Committee’s current process for identifying and evaluating nominees for director consists of general periodic evaluations of the size and composition of the Board of Directors with a goal of maintaining continuity of appropriate industry expertise and knowledge of the Company. Since neither the Board nor this Committee has received any shareholder nominations in the past, the Committee has not considered whether there would be any differences in the manner in which the Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder.

Source of Recommendation for Current Nominees. The nominees for director included in this proxy statement have been formally recommended by the incumbent independent directors who serve on the Nominating and Governance Committee. The Company did not pay a fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees.

Past Nominations from More Than 5% Stockholders. Under the SEC rules referred to above (and assuming consent to disclosure is given by the proponents and nominee), the Company must disclose any nominations for director made by any person or group beneficially owning more than 5% of the Company’s outstanding common stock received by the Company by the date that was 120 calendar days before the anniversary of the date on which its proxy statement was sent to its shareholders in connection with the previous year’s annual meeting. The Company did not receive any such nominations.

Stockholder Communications to the Board of Directors

Any record or beneficial owner of the Company’s common stock who has concerns about accounting, internal accounting controls, or auditing matters and any other matters relating to the Company and wishes to communicate with the Board of Directors on such matters may contact the Audit Committee directly. The Audit Committee has undertaken on behalf of the Board of Directors to be the recipient of communications from shareholders relating to the Company. If particular communications are directed to the full Board, independent directors as a group, or individual directors, the Audit Committee will route these communications to the appropriate directors or committees so long as the intended recipients are clearly stated. Alternatively, any interested parties may communicate with the presiding lead independent director of our Board of Directors by writing to Randolph A. Marks, c/o Computer Task Group, Incorporated, 800 Delaware Avenue, Buffalo, New York 14209.

Communications intended to be anonymous may be made by calling the Company’s Whistleblower Hotline Service at 800-854-5313 and identifying yourself as an interested party intending to communicate with the Audit Committee (this third party service undertakes to forward such communications to the Audit Committee if so requested, assuming the intended recipient is clearly stated). You may also send communications intended to be anonymous by mail, without indicating your name or address, to Computer Task Group, Incorporated, 800 Delaware Avenue, Buffalo, New York 14209, Attention: Chairman of the Audit Committee. Communications not intended to be made anonymously may also be made by calling the hotline number or by mail to that address, including whatever identifying or other information you wish to communicate.

Shareholder proposals intended to be presented at a meeting of shareholders by inclusion in the Company’s proxy statement under SEC Rule 14a-8 or intended to be brought before a shareholders’ meeting in compliance with the Company’s By-laws are subject to specific notice and other requirements referred to under “Shareholder Proposals” and in applicable SEC rules and the Company’s By-laws. The communications process for shareholders described above does not modify or relieve any requirements for shareholder proposals intended to be presented at a meeting of shareholders. If you wish to make a shareholder proposal to be presented at a meeting of shareholders, you may not communicate such proposals anonymously and may not use the hotline number or Audit Committee communication process described above in lieu of following the notice and other requirements that apply to shareholder proposals intended to be presented at a meeting of shareholders.

The Company encourages its directors to attend its annual meetings but has not adopted a formal policy requiring this attendance. Other than Mr. McGuire, all of our directors attended our annual meeting on May 14, 2008.

Corporate Governance and Website Information

The Company maintains certain corporate governance requirements that it believes are in compliance with the corporate governance requirements of the NASDAQ listing standards and SEC regulations. The principal elements of these governance requirements as implemented by our Company are:

•	affirmative determination by the Board of Directors that a majority of the directors is independent;

•	regularly scheduled executive sessions of independent directors;

•

Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee comprised of independent directors and having the purposes and charters described above under the separate committee headings;

•	internal audit function;

•	corporate governance principles of our Board of Directors;

•	specific Audit Committee authority and procedures outlined in the charter of the Audit Committee; and

•

a code of business conduct and ethics applicable to directors, officers and employees of our Company. This code also contains a sub-section that constitutes a code of ethics (the “Code of Ethics”) specifically applicable to the Chief Executive Officer, Chief Financial Officer and other members of our Company’s finance department based on their special role in promoting fair and timely public reporting of financial and business information about our Company.

The charters of the Audit Committee, Compensation Committee, and Nominating and Governance Committee, the corporate governance principles of the Board of Directors, and the code of conduct are available without charge on the Company’s website at www.ctg.com, by clicking on “Investors,” and then “Corporate Governance.” We will also send these documents without charge and in print to any stockholder who requests them. The Company intends to disclose any amendments to or waivers of the Code of Ethics on its website.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of independent directors. In 2008, Mr. Boldt served as a director on the Board of Dunn Tire LLC, a privately owned business. Mr. Clark, a member of the Compensation Committee, served as the Chairman of the Board of Directors of Dunn Tire LLC in 2008.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Composition and Primary Purposes

The Compensation Committee of the Board of Directors is composed of Daniel J. Sullivan, Chairman, Thomas E. Baker, Randall L. Clark, William D. McGuire and John M. Palms. The Committee is responsible for overseeing the administration of the Company’s employee stock and benefit plans, establishing policies relating to the compensation of employees and setting the terms and conditions of employment for executive officers. During 2008, this Committee held a total of three meetings. The Board of Directors has determined that the members of this Committee are independent as described above under “Director Independence and Executive Sessions.”

This Committee has a charter that is available on our Company’s website as described below under “Corporate Governance and Website Information.” The Committee reviews the charter annually and updates the charter as necessary. The primary purposes of the Committee are to: (1) review and approve corporate goals and objectives relevant to the Company’s compensation philosophy, (2) evaluate the CEO’s performance and determine the CEO’s compensation in light of those goals and objectives, (3) review and approve executive officer compensation, incentive compensation plans and equity-based plans; and (4) produce an annual report on executive compensation, and approve the Compensation Discussion and Analysis, for inclusion in the Company’s annual proxy statement.

Compensation Philosophy and Executive Compensation Objectives

Given the exceptionally competitive nature of the IT Industry, the Company’s Compensation Committee and management believe it is strategically critical to attract, retain and motivate the most talented employees possible by providing competitive total compensation packages. This general philosophy on compensation applies to all employees of the Company. With regard to executive officer compensation, the Company seeks to accomplish the following high-level objectives:

•

Offer a Competitive Total Compensation Package. To attract the most talented executive officers possible, the Company should tailor each executive officer’s total compensation plan to reflect average total compensation offered at similar organizations. This is accomplished by means of routine compensation surveying, the process for which is described further below.

•

Tie Total Compensation to Performance in a Meaningful Manner. To promote the Company’s overall annual and long-term financial and operating objectives, a significant portion of total compensation should be based upon the accomplishment of specific Company objectives within an executive officer’s purview. This is accomplished by means of various performance-based incentive plans described further below.

•

Encourage Executives to Think Like Shareholders. To promote the best interests of shareholders, executive officers should be encouraged to maintain a significant equity interest in the Company. This is accomplished by means of various equity award plans described further below.

How Executive Compensation is Determined

In order to promote the Company’s objective of tying total compensation to performance in a meaningful manner, the Company has adopted a top-down approach to compensation planning. In short, once the Board of Directors has reviewed and approved the corporate goals and objectives for the entire Company, the Compensation Committee begins the process of setting compensation for the CEO. Once compensation has been set for the CEO, the CEO is then able to make recommendations to the Board on performance objectives and commensurate compensation for each of the executive officers reporting to the CEO. Similarly, once compensation has been set for the executive officers, they in turn are able to set performance-based objectives for their direct reports. This approach to compensation planning continues to trickle down to employees throughout the organization. In this manner, the compensation planning process seeks to optimize shareholder value by integrating appropriate employee responsibilities with corporate objectives.

In an effort to accomplish the Company’s objective of offering competitive total compensation packages, the Compensation Committee routinely surveying total compensation packages for all executive officers. In 2008, as has been the practice for several years, the Compensation Committee retained the services of Towers Perrin, a highly-regarded compensation consulting firm, to undertake an annual compensation review for each of the Company’s executive officers. Towers Perrin does not provide any other material services to the Company, or any of the Company’s executive officers individually, aside from those services provided to the Compensation Committee. Prior to conducting the study, Towers Perrin was provided with job descriptions for each of the executive officers and was instructed to provide the Compensation Committee with a written report for each executive officer reflecting the competitive range of total compensation at similar organizations. Information concerning trends with executive compensation was also requested as part of Tower Perrin’s report.

Surveying Methodology Used. Towers Perrin used its proprietary Executive Compensation Database to create the report. This database contains compensation data from over 820 companies. From this data, Towers

Perrin identified a sample of firms that were comparable to the Company in terms of size and industry. Regression analyses were then performed on the sample to provide a competitive range for jobs with similar responsibilities. The competitive range identified in the Towers Perrin report approximates the statistical mean of the sample within one standard deviation. As such, the competitive range tends to fall within approximately fifteen percentage points on either side of the Mean. The deviation in this range is usually explained by differences in experience, length of service and/or differences in responsibilities. For executives identified as “named executive officers” in the 2007 proxy statement, Towers Perrin further cross-compared this competitive range against a peer group of companies chosen by the Compensation Committee.1 However, this comparison was merely provided for validation purposes and had no impact on the original competitive range included in the Towers Perrin’s report.

Upon completion of the report, the Compensation Committee met personally with a representative of Towers Perrin to review the document. The Compensation Committee used the Towers Perrin study, in conjunction with the Company’s overall long-term financial and operating objectives for 2008, to set total compensation for the CEO. Prior to approving Mr. Boldt’s total compensation package for 2008, the Committee also reviewed a tally sheet delineating the details of each aspect of Mr. Boldt’s compensation. The details of Mr. Boldt’s total compensation for 2008 are discussed in more detail below.

The CEO used the Towers Perrin study, in conjunction with the Company’s overall long-term financial and operating objectives for 2008, to make compensation recommendations to the Board for each executive officer. It has been the practice of the Board to approve total compensation packages that contain a significant portion of tailored, performance-based incentives within the executive officer’s purview. The details of each named executive officer’s total compensation for 2008 are discussed below in more detail.

Components of Executive Compensation

The compensation paid to the Company’s executive officers, as reflected in the tables set forth in this Proxy Statement, can be broken down into the following three general categories: (i) Baseline Compensation, (ii) Performance-Based Incentives and (iii) Equity-Based Incentives.

Baseline Compensation

Baseline Compensation includes: annual base salary, standard employee benefits available to all employees generally and participation in certain executive level employee benefit programs. Once awarded, compensation payments made under this component are provided during the course of the year without regard to achievement of specific performance-based objectives. The Company chooses to pay this component of compensation because it comprises the very foundation of executive compensation. As such, the Company considers maintaining competitive levels of baseline compensation essential to attracting and retaining talented personnel.

Annual Base Salary—In an effort to stay competitive, annual salaries for executive officers are reviewed by the Compensation Committee on a yearly basis. With respect to determining the base salary of executive officers, the Committee takes into consideration the compensation report prepared by Towers Perrin, the executive’s individual performance as well as length of service and internal equity considerations. Of these factors, the Towers Perrin report is generally given the most weight.

Standard Employee Benefits—Executive officers are entitled to participate in the same benefit programs afforded generally to all other employees of the Company. Such benefits generally include a 401(k) program, Medical/Dental/Vision Health Plans, Employee Stock Purchase Plan, Short-Term and Long-Term Disability Plans and Flexible Spending Account Plan.

[1]	The peer group cited by the Compensation Committee for validation consisted of the following entities: Analysts International Corp. (ANLY), CIBER Inc. (CBR), Compuware Corp. (CPWR), iGATE Corp. (IGTE), Sapient Corp. (SAPE) and Technology Solutions Co. (TSCC).

Executive Level Benefits—In addition to the benefits afforded to employees generally, executive officers are also eligible to participate in or receive the benefit of the following Company sponsored Executive Benefits: Long-Term Executive Disability Plan, Executive Life Insurance Plan, Accidental Death & Dismemberment and Travel Accident Plan, Income Tax Preparation and Advice program, Executive Medical and Dental Plan program, and the Company’s change in control agreements.2 A synopsis of these executive level benefits is provided below:

•

Long-Term Executive Disability Plan. The Company will pay, on the executive’s behalf, the premiums associated with maintaining a long-term disability policy with seventy percent (70%) salary replacement up to $25,000 per month. The benefits provided under the Long-Term Executive Disability Plan are provided in lieu of the Long-Term Disability Plan afforded to employees generally.

•

Executive Life Insurance Plan. The Company will pay, on the executive’s behalf, the premiums associated with maintaining a life insurance policy with coverage equal to three times current annual salary.

•

Accidental Death & Dismemberment & Travel Accident Plan. The Company will pay, on the executive’s behalf, the premiums associated with maintaining an accidental death and dismemberment policy with coverage equal to four times current annual salary.

•	Income Tax Preparation and Advice Program. The Company will generally reimburse executives for out-of-pocket fees expended, up to $2,000, on tax preparation, planning or advice.

•	Executive Medical and Dental Plan Program. The Company will reimburse executives for out-of-pocket fees expended, up to $10,000, on qualifying medical or dental expenditures.

•

Change in Control Agreement. Pursuant to the terms of these agreements, executives are generally entitled to the following benefits in the event of a Change in Control (as defined in the agreements): (a) immediate vesting of all stock-related awards granted under the 1991 Stock Option Plan, the 2000 Equity Award Plan or the 1991 Restricted Stock Plan; (b) immediate vesting and cash payout of any Deferred Compensation accruing pursuant to the Company’s Nonqualified Key Employee Deferred Compensation Plan; and (c) to the extent that the executive’s stock option rights are impeded or adversely affected by the resulting Change in Control (i.e., no comparable Conversion Options offered), an executive is entitled to an immediate lump sum payout of the Built in Gain on all unexercised stock options, calculated as of the date of the Change in Control. Further, additional severance benefits apply in the event the executive’s employment is terminated for Good Reason by the executive or without Cause by the Company within twenty-four (24) months of the date of Change in Control, or in anticipation thereof.[3] These additional severance benefits include: two times[4] the executive’s annual rate of salary, two times the executive’s highest annual Incentive (calculated from the preceding three years), a lump sum payout equal to twenty-five percent (25%) of current salary and highest annual Incentive, indemnification coverage for a period of sixty (60) months, a cash-out of equity-based compensation; and payout of any and all deferred compensation accruing up to the date of termination. The agreement also provides for gross-up payments to cover the executive’s taxes, to the extent that payments under this agreement should otherwise be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. For more information on Potential Change in Control related payments, see “Potential Payments upon Termination or Change in Control.”

[2]	Since Belgium law designates the calculation of separation benefits, Mr. Gydé does not have a change in control agreement.
[3]	In Mr. Boldt’s case, these severance benefits may also be triggered by his termination for any reason within six (6) months following the Change in Control.
[4]	In Mr. Boldt’s case, 2.99 times current salary, and 2.99 times the highest annual Incentive (calculated from the preceding three years), is provided.

Performance-Based Incentives

Performance-based incentives include an annual cash incentive (“Incentive”) and participation in the Company’s Nonqualified Key Employee Deferred Compensation Plan (“Deferred Compensation Plan”). Compensation payments provided under these programs are conditional upon the accomplishment of specific performance-based goals. The Company chooses to pay this component of compensation because it believes such compensation programs are critical to motivating executive officers in a manner that directly impacts shareholder value.

Annual Cash Incentive Compensation—Each executive officer’s total annual compensation includes a potential Incentive award. Incentive payments are contingent upon the accomplishment of certain performance-based objectives selected by the Compensation Committee annually. In selecting objectives, the Compensation Committee seeks to individually tailor performance criteria for each executive officer. The amounts of the Incentive, and the formula for calculating actual payments, are regularly reviewed and surveyed in conjunction with the Towers Perrin study discussed earlier. In 2008, the Compensation Committee established performance objectives for the executive officers based on targeted levels of revenue and income. To the extent an executive officer has specific operational responsibilities, performance objectives were split between: (i) consolidated revenues and operating income for the entire Company and (ii) business unit revenues and gross profit for that executive officer’s focus of operation. Targets for non-operational executive officers, including the CEO, were based solely on consolidated revenues and operating income for the entire Company.

The formula for calculating each executive officer’s Incentive provides that at least eighty percent (80%) of the stipulated plan target (“Threshold”) must be achieved before any remuneration is awarded for that objective. If the Threshold is achieved, the executive officer receives fifty percent (50%) of the designated plan award for that objective. Then, for each additional percentage point (1%) achieved above the Threshold, up to one hundred percent (100%) of the plan target (“Objective Goal”), the executive officer receives another two and one-half percent (2.5%) of the designated plan award for that objective. For each additional percentage point (1%) achieved above the Objective Goal, the executive officer receives another five percent (5%) of the designated plan award for that objective. Each plan prohibits the receipt of amounts in excess of two hundred percent (200%) of the designated plan award for that objective.

The designated plan award is generally calculated as a percentage of annual base salary. In 2008, the designated plan awards were : (i) for Mr. Boldt, CEO, one hundred percent (100%) of base salary actually paid, (ii) for Mr. Harrington, CFO, fifty percent (50%) of base salary actually paid, (iii) for Mr. Gydé, SVP, forty-five percent (45%) of base salary actually paid, (iv) for Mr. Colson, SVP, seventy-five percent (75%) of base salary actually paid, and (v) for Mr. Niehaus, SVP, seventy-five percent (75%) of base salary actually paid.

The Compensation Committee believes that each executive officer’s Incentive plan targets for 2008 involve a reasonably challenging degree of difficulty commensurate with historical levels. In this manner, the Compensation Committee believes that each executive officer’s Incentive plan targets are reasonably tailored to promote the Company’s overall annual and long-term financial goals.

Deferred Compensation—This component of executive compensation consists of employee and Company contributions under the CTG Nonqualified Key Employee Deferred Compensation Plan for those executives chosen to participate in the plan. Executives chosen to participate in the plan are eligible to elect to defer a percentage of their annual cash compensation. In addition, executives are also eligible to receive a Company contribution under the plan in an amount equal to a specified percentage of the sum of the executive’s 2008 Base Salary and Incentive compensation. Payment of the Company’s contribution is contingent on the accomplishment of certain performance targets5 recommended by the CEO and approved by the Compensation Committee. Actual amounts paid under the Company contributions, and the formula for calculating actual payments, are regularly

[5]	In 2008, the performance targets for the Deferred Compensation Plan were based upon the Company’s attainment of certain operating income targets.

reviewed and approved by the Compensation Committee. The contribution can be made in cash or CTG common stock, as determined by the Committee. In 2008, for those executives chosen to participate in the plan, the Company’s contribution percentage was ten percent (10%) of the annual amounts received from both salary and annual Incentive amounts.

Equity-Based Incentives

This component of executive compensation consists of grants of restricted stock and stock options under the Company’s 2000 Equity Award Plan and the 1991 Restricted Stock Plan. In making such grants, the Committee considers an executive’s past contributions and expected future contributions towards Company performance. Grants are made to key employees of the Company who, in the opinion of the Committee, have had and are expected to continue to have a significant impact on the long-term performance of the Company. The awards are designed to reward individuals who remain with the Company; and further align employee interests with those of the Company’s shareholders. The Company chooses to pay this component of compensation because it believes that stock ownership by management is beneficial in aligning management’s activities and decisions with shareholders’ interests of maximizing share value.

Except in circumstances of new or recently promoted executive officers, the Committee grants equity compensation on a set date each year. The Company does not time or plan the release of material non-public information for the purpose of affecting the value of compensation. The traditional annual grant date chosen by the Committee has been either the day of, or the day immediately before, the annual meeting of shareholders. Equity awards may also be granted at other meetings of the Committee to individuals who become executive officers, are given increased responsibilities during the year or in recognition of special accomplishments.

Restricted Stock Grants During 2008—The Compensation Committee granted restricted stock awards to various executive officers as identified in the tables below. In general, recipients of restricted stock awards receive a specified number of non-transferable restricted shares to be held by the Company, in the name of the grantee, until satisfaction of stipulated vesting requirements. Upon satisfaction of such vesting requirements, restrictions prohibiting transferability will be removed from the vested shares. In determining whether to grant an individual restricted stock, the Compensation Committee considers an executive’s contribution toward Company performance, expected future contribution and the number of options and shares of common stock presently held by the executive. For awards of restricted stock granted in 2008 to executive officers, shares vest in four equal installments over the next four years, beginning on the first anniversary of the date of grant. Similar to awards of stock options, restricted stock awards directly align compensation with increases in shareholder value; and provide benefits of share ownership (such as voting rights, right to earn dividends, etc.) immediately upon grant.

Stock Options Granted During 2008—The Compensation Committee granted stock options to various executive officers as identified in the tables below. In general, recipients of the stock options receive the right to purchase shares of common stock of the Company in the future at a price equal to the value of the Company’s common stock, as reported on NASDAQ, at closing on the date of grant. The Compensation Committee determines the dates and terms upon which options may be exercised, as well as whether the options will be incentive stock options or nonqualified stock options. For awards granted to executive officers in 2008, options vest in four equal installments over the next four years, beginning on the first anniversary of the date of grant. In determining whether to grant an individual stock options, the Compensation Committee considers an executive’s contribution toward Company performance, expected future contribution and the number of options and shares of common stock presently held by the executive. Any value that might be received from an equity grant depends upon increases in the price of the Company’s common stock. Accordingly, the amount of compensation to be received by an executive is directly aligned with increases in shareholder value.

SUMMARY COMPENSATION TABLE

Name and principal position (a)	Year (b)	Salary ($) (c)	Stock Awards ($) (d)(1)	Option Awards ($) (e)(2)	Non-Equity Incentive Plan Compensation ($) (f)		All Other Compensation ($) (g)(5)		Total ($) (h)
James R. Boldt Chairman, President and Chief Executive Officer	2008	$446,702	$49,594	$104,163	$666,053	(3)	$55,636	(6)	$1,433,424
					$111,276	(4)
	2007	$434,317	$18,918	$94,572	$368,365	(3)	$46,358		$1,082,932
					$120,402	(4)
	2006	$421,545	$6,143	$97,677	$455,163	(3)	$36,582		$1,148,616
					$131,506	(4)

Brendan M. Harrington Senior Vice President, Chief Financial Officer	2008	$228,654	$8,203	$52,969	$170,466	(3)	$22,430		$522,634
					$39,912	(4)
	2007	$204,384	$4,148	$45,942	$86,674	(3)	$16,424		$401,231
					$43,659	(4)
	2006	$189,558	$1,229	$10,303	$51,400	(3)	$8,204		$260,694
					$0	(4)

Michael J. Colson Senior Vice President, Solutions	2008	$244,116	$12,231	$26,726	$308,515	(3)	$33,815	(8)	$680,666
					$55,263	(4)
	2007	$237,115	$7,568	$19,849	$122,535	(3)	$32,369		$473,384
					$53,948	(4)
	2006	$230,140	$2,457	$5,882	$100,016	(3)	$17,429		$406,033
					$50,109	(4)

Filip J.L. Gydé Senior Vice President and General Manager, CTG Europe	2008	$298,467	$12,849	$23,227	$126,184	(3)	$130,439	(7)	$591,166
					$0	(4)
	2007	$274,598	$8,184	$15,801	$65,500	(3)	$114,114	(7)	$478,197
					$0	(4)
	2006	$245,597	$2,783	$7,636	$113,491	(3)	$97,764	(7)	$467,271
					$0	(4)

Thomas J. Niehaus Senior Vice President, Healthcare	2008	$241,116	$10,484	$23,937	$180,769	(3)	$31,136		$529,631
					$42,189	(4)
	2007	$234,115	$5,825	$17,125	$86,219	(3)	$21,245		$412,579
					$48,050	(4)
	2006	$227,140	$1,536	$16,146	$188,211	(3)	$15,384		$510,720
					$62,303	(4)

(1)	The amounts in column (d) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, 2007 and 2006, as applicable, in accordance with FAS 123(R) with respect to awards of restricted stock pursuant to the Company’s 2000 Equity Award Plan and 1991 Restricted Stock Plan. As a result, the amounts may include amounts from awards granted in 2006, 2007 and 2008. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in note 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the SEC on or around February 26, 2009.

(2)	The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, 2007 and 2006, as applicable, in accordance with FAS 123(R) of awards of stock options pursuant to the Company’s 1991 Employee Stock Option Plan and 2000 Equity Award Plan. As a result, the amounts may include amounts from awards granted in and prior to 2006, 2007 and 2008. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in note 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the SEC on or around February 26, 2009.

(3)	Represents cash payments earned under the respective executive’s annual cash incentive plan (“Incentive”).

(4)	Represents amounts contributed by the Company under the Computer Task Group, Incorporated Nonqualified Deferred Compensation Plan.

(5)	Life Insurance. During 2008, the Company provided life insurance benefits for Messrs. Boldt, Harrington, Colson and Niehaus. The premiums paid by the Company for these benefits totaled $34,055, $9,131, $10,445 and $9,294, respectively. In 2007, the premiums for these life insurance benefits for Messrs. Boldt, Harrington, Colson and Niehaus totaled $28,752, $8,245, $10,468 and $9,062. In 2006, the premiums for these life insurance benefits for Messrs. Boldt, Harrington, Colson and Niehaus totaled $29,982, $2,696, $10,334 and $8,784, respectively.

401(k) Contributions. The Company matches up to 3% of the contributions made by Messrs. Boldt, Harrington, Colson and Niehaus to the Computer Task Group, Incorporated 401(k) Plan. Contributions made by the Company during 2008 for each of Messrs. Boldt, Harrington, Colson and Niehaus totaled $6,900. Contributions made by the Company during 2007 for the named executives totaled $6,750, $4,674, $6,750 and $6,750, respectively. Contributions made by the Company during 2006 for Messrs. Boldt, Harrington, Colson and Niehaus totaled $6,600, $5,508, $6,600 and $6,600, respectively.

(6)	In addition to life insurance premiums and 401(k) contributions (as further disclosed in footnote 5 hereto), Mr. Boldt received a total value of $14,681 from the following Executive Level Benefits: Long-Term Executive Disability Plan, Accidental Death & Dismemberment & Travel Accident Plan, Executive Medical and Dental Plan Program and Mr. Boldt’s annual dues at a luncheon club.

(7)	In accordance with Belgium law the Company is required to pay Mr. Gydé: (i) 92% of one month’s pay as vacation pay and (ii) a year-end premium equal to one month’s pay. Together, these legal obligations totaled $67,897 in 2008, $63,707 in 2007 and $53,191 in 2006. The Company also makes contributions totaling towards Mr. Gydé’s cafeteria plan account, which is a plan generally available to all Belgium employees. Contributions to Mr. Gydé’s cafeteria plan totaled $37,910 in 2008, $27,459 in 2007 and $24,560 in 2006. The Company also leases an automobile for Mr. Gydé’s use, as is done for all Belgium employees with a likelihood of traveling. The cost to the Company for leasing Mr. Gydé’s automobile was $24,632 in 2008, $22,948 in 2007 and $20,013 in 2006.

(8)	In addition to life insurance premiums and 401(k) contributions (as further disclosed in footnote 5 hereto), Mr. Colson received a total value of $16,470 from the following Executive Level Benefits: Long-Term Executive Disability Plan, Accidental Death & Dismemberment & Travel Accident Plan, Income Tax Preparation and Advice Program and Executive Medical and Dental Plan Program. The Company also paid for Mr. Colson’s annual dues at a luncheon club.

In addition to life insurance premiums and 401(k) contributions (as further disclosed in footnote 5 hereto), Mr. Niehaus received a total value of $14,942 from the following Executive Level Benefits: Long-Term Executive Disability Plan, Accidental Death & Dismemberment & Travel Accident Plan, Income Tax Preparation and Advice Program and Executive Medical and Dental Plan Program. The Company also paid for Mr. Niehaus’s annual dues at a luncheon club.

Specific Executive Officer Compensation Plans and Employment Agreements

James R. Boldt, CEO. In 2008, Mr. Boldt’s compensation included an annual base salary of $446,702, an Incentive of $666,053, a grant of 40,000 stock options at $4.79 per share and a grant of 35,000 restricted shares. In making this compensation award to Mr. Boldt, the Committee considered the following factors: the Towers Perrin report, past performance and internal pay equity. The Company contributed $111,276 (or 10% of Mr. Bolt’s cash compensation) towards the Nonqualified Deferred Compensation Plan. Mr. Boldt did not elect to contribute any of his cash compensation towards the Plan in 2008.

In 2007, Mr. Boldt’s compensation included an annual base salary of $434,317, an Incentive of $368,365, a grant of 40,000 stock options at $4.52 per share and a grant of 10,000 restricted shares. In making this compensation award to Mr. Boldt, the Committee considered the following factors: the Towers Perrin report, past performance and internal pay equity. The Company contributed $120,402 (or 15% of Mr. Boldt’s cash compensation) towards the Nonqualified Deferred Compensation Plan. Mr. Boldt did not elect to contribute any of his cash compensation towards the Plan in 2007.

In 2006, Mr. Boldt’s compensation included an annual base salary of $421,545, an Incentive of $455,163, a grant of 40,000 stock options at $4.65 per share and a grant of 10,000 restricted shares. In making this compensation award to Mr. Boldt, the Committee considered the following factors: the Towers Perrin report, past performance and internal pay equity. The Company contributed $131,506 (or 15% of Mr. Boldt’s cash compensation) towards the Nonqualified Deferred Compensation Plan. Mr. Boldt did not elect to contribute any of his cash compensation towards the Plan in 2006.

Mr. Boldt is currently the only executive officer with a written Employment Agreement addressing compensation terms. Pursuant to the terms of that Agreement:

•	compensation will be reviewed and adjusted annually by the Compensation Committee as appropriate;

•	either party may terminate the employment relationship upon sixty (60) days prior written notice to the other;

•

competitive activities, and other activities adverse to the Company’s interests, are prohibited during the term of the employment relationship and for a one (1) year period after any termination thereof.

The Agreement also provides severance compensation in the event of termination. In the event of termination by Mr. Boldt for Good Reason (as defined in the Agreement), or by the Company other than for Cause (as defined in the Agreement), or he dies or becomes disabled, Mr. Boldt will continue to receive cash payments and medical and dental benefits for a period of twelve (12) months. In the event Mr. Boldt remains unemployed after such twelve (12) month period, the Company shall extend severance payments until an additional six (6) months time has elapsed or until employment is secured, whichever occurs first. The amount of such cash payments shall equal the average annual total cash compensation paid to Mr. Boldt during the most recent three year period.

Brendan M. Harrington, CFO. In 2008, Mr. Harrington’s total compensation included annual base salary payments of $228,654, an Incentive of $170,466, a grant of 20,000 stock options at $4.79 per share, and a grant of 4,000 restricted shares. In making these 2008 compensation awards to Mr. Harrington, the Committee considered the following factors: the Towers Perrin report and past performance. The Company contributed $39,912 (or 10% of Mr. Harrington’s cash compensation) towards the Nonqualified Deferred Compensation Plan. Mr. Harrington did not elect to contribute any of his cash compensation towards the Plan in 2008.

In 2007, Mr. Harrington’s total compensation included annual base salary payments of $204,384, an Incentive of $86,674, a grant of 15,000 stock options at $4.52 per share, and a grant of 2,500 restricted shares. In making these 2007 compensation awards to Mr. Harrington, the Committee considered the following factors: the Towers Perrin report, Mr. Harrington’s recent promotion to this position and past compensation. The Company contributed $43,659 (or 15% of Mr. Harrington’s cash compensation) towards the Nonqualified Deferred Compensation Plan. Mr. Harrington did not elect to contribute any of his cash compensation towards the Plan in 2007.

In 2006, Mr. Harrington’s total compensation included annual base salary payments of $189,5586, an Incentive of $51,4007, a grant of 7,5008 stock options at $4.65 per share, a grant of 75,0009 stock options at $4.11 per share and a grant of 2,00010 restricted shares. Mr. Harrington was promoted to Senior Vice President and Chief Financial Officer of the Company on 9/13/06, after having served as the Company’s Interim Chief Financial Officer and Treasurer since 10/15/05. As a result of this promotion, Mr. Harrington’s initial compensation awards were augmented by the board on 11/14/06. In making these 2006 compensation awards to Mr. Harrington, the Committee considered the following factors: the Towers Perrin report, Mr. Harrington’s recent promotion to this position and past compensation. Mr. Harrington did not qualify as a participant in the Deferred Compensation Plan until January 1, 2007.

Michael J. Colson, SVP. In 2008, Mr. Colson’s compensation included an annual base salary of $244,116, an Incentive of $308,515, a grant of 20,000 stock options at $4.79 per share and a grant of 4,000 restricted shares. In making this compensation award to Mr. Colson, the Committee considered the Towers Perrin report and past

[6]	From 1/1/06 until 4/7/06, Mr. Harrington was awarded an annualized base salary of $127,000. From 4/8/06, until his promotion on 9/13/06, Mr. Harrington was awarded an annualized base salary of $140,000. From the date of his promotion on 9/13/06 until the end of 2006, Mr. Harrington was awarded an annualized salary of $200,000. In addition to these annualized base salaries, which are paid on a bi-weekly basis, Mr. Harrington was also awarded an additional monthly salary of $4,166.67 for each month he served as the Company’s Interim Chief Financial Officer (from 1/1/06 until 9/13/06). These awards are pro rated in the Summary Compensation Table to reflect amounts actually earned in 2006.
[7]	From 1/1/06 until the date of his promotion, Mr. Harrington was also awarded an Incentive plan with a designated plan award of $25,000. From the date of his promotion, this designated plan award was increased to $100,000. These awards are pro rated in the Summary Compensation Table to reflects Incentive actually earned in 2006.
[8]	This award was granted on 6/21/06.
[9]	This award was granted on 11/14/06.
[10]	This award was granted on 6/21/06.

performance. The Company contributed $55,263 (or 10% of Mr. Colson’s cash compensation) towards the Nonqualified Deferred Compensation Plan. Mr. Colson did not elect to contribute any of his cash compensation towards the Plan in 2008.

In 2007, Mr. Colson’s compensation included an annual base salary of $237,115, an Incentive of $122,535, a grant of 20,000 stock options at $4.52 per share and a grant of 4,000 restricted shares. In making this compensation award to Mr. Colson, the Committee considered the Towers Perrin report and past performance. The Company contributed $53,948 (or 15% of Mr. Colson’s cash compensation) towards the Nonqualified Deferred Compensation Plan. Mr. Colson did not elect to contribute any of his cash compensation towards the Plan in 2007.

In 2006, Mr. Colson’s compensation included an annual base salary of $230,140, an Incentive of $100,016, a grant of 20,000 stock options at $4.65 per share and a grant of 4,000 restricted shares. In making this compensation award to Mr. Colson, the Committee considered the Towers Perrin report and past performance. The Company contributed $50,109 (or 15% of Mr. Colson’s cash compensation) towards the Nonqualified Deferred Compensation Plan. Mr. Colson did not elect to contribute any of his cash compensation towards the Plan in 2006.

Filip J.L. Gydé, SVP. In 2008, Mr. Gydé’s compensation included an annual base salary of $298,467, an Incentive of $126,184, a grant of 20,000 stock options at $4.79 per share and a grant of 4,000 restricted shares. In making this compensation award to Mr. Gydé, the Committee considered the Towers Perrin report and past performance. Mr. Gydé is not a participant in the Company’s Nonqualified Deferred Compensation Plan. Pursuant to Belgian law, the Company is required to pay Mr. Gydé certain additional benefits which are generally afforded to all Belgian employees. These statutory benefits totaled $67,897 in 2008.

In 2007, Mr. Gydé’s compensation included an annual base salary of $274,598, an Incentive of $65,500, a grant of 20,000 stock options at $4.52 per share and a grant of 4,000 restricted shares. In making this compensation award to Mr. Gydé, the Committee considered the Towers Perrin report and past performance. Mr. Gydé is not a participant in the Company’s Nonqualified Deferred Compensation Plan. Pursuant to Belgian law, the Company is required to pay Mr. Gydé certain additional benefits which are generally afforded to all Belgian employees. These statutory benefits totaled $63,707 in 2007.

In 2006, Mr. Gydé’s compensation included an annual base salary of $245,597, an Incentive of $113,491, a grant of 10,000 stock options at $4.65 per share and a grant of 4,000 restricted shares. In making this compensation award to Mr. Gydé, the Committee considered the Towers Perrin report and past performance. Mr. Gydé is not a participant in the Company’s Nonqualified Deferred Compensation Plan. Pursuant to Belgian law, the Company is required to pay Mr. Gydé certain additional benefits which are generally afforded to all Belgian employees. These statutory benefits totaled $53,191 in 2006.

Thomas J. Niehaus, SVP. In 2008, Mr. Niehaus’ compensation included an annual base salary of $241,116, an Incentive of $180,769, a grant of 20,000 stock options at $4.79 per share and a grant of 4,000 restricted shares. In making this compensation award to Mr. Niehaus, the Committee considered the Towers Perrin report and past performance. The Company contributed $42,189 (or 10% of Mr. Niehaus’ cash compensation) towards the Nonqualified Deferred Compensation Plan. Mr. Niehaus did not elect to contribute any of his cash compensation towards the Plan in 2008.

In 2007, Mr. Niehaus’ compensation included an annual base salary of $234,115, an Incentive of $86,219, a grant of 20,000 stock options at $4.52 per share and a grant of 4,000 restricted shares. In making this compensation award to Mr. Niehaus, the Committee considered the Towers Perrin report and past performance. The Company contributed $48,050 (or 15% of Mr. Niehaus’ cash compensation) towards the Nonqualified Deferred Compensation Plan. Mr. Niehaus did not elect to contribute any of his cash compensation towards the Plan in 2007.

In 2006, Mr. Niehaus’ compensation included an annual base salary of $227,140, an Incentive of $188,211, a grant of 15,000 stock options at $4.65 per share and a grant of 2,500 restricted shares. In making this compensation award to Mr. Niehaus, the Committee considered the Towers Perrin report and past performance. The Company contributed $62,303 (or 15% of Mr. Niehaus’ cash compensation) towards the Nonqualified Deferred Compensation Plan. Mr. Niehaus did not elect to contribute any of his cash compensation towards the Plan in 2006.

GRANTS OF PLAN BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
James R. Boldt	5/13/2008	$223,351	$446,702	$893,404	—	—	—	35,000	40,000	$4.79	$241,346
Brendan M. Harrington	5/13/2008	$57,164	$114,327	$228,654	—	—	—	4,000	20,000	$4.79	$56,008
Michael J. Colson	5/13/2008	$91,544	$183,087	$366,174	—	—	—	4,000	20,000	$4.79	$56,008
Filip J.L. Gydé	5/13/2008	$67,155	$134,310	$268,620	—	—	—	4,000	20,000	$4.79	$59,152
Thomas J. Niehaus	5/13/2008	$90,419	$180,837	$361,674	—	—	—	4,000	20,000	$4.79	$56,008

(1)	The amounts shown in column (c) reflect Incentives that would be paid for achieving 80% of the stipulated plan target. The amounts shown in column (d) reflect Incentives that would be paid for achieving 100% of the stipulated plan target. The amounts shown in column (e) reflect the maximum Incentives that would be paid under the stipulated plan. Further discussion of Incentive plan calculations is provided under the section entitled “Annual Cash Compensation”, found earlier in this Proxy Statement under the heading “Performance-Based Incentives.”

Grants of Plan-Based Awards

Each of the Non-Equity Incentive Plan Awards represented in the table above were Incentive awards granted to the named executive officers during 2008. Such Incentive awards are described earlier in this proxy Statement under the heading “Performance-Based Incentives”. The formula for calculating each executive officer’s Incentive provides that at least eighty percent (80%) of the stipulated plan target (“Threshold”) must be achieved before any remuneration is awarded for that objective. If the Threshold is achieved, the executive officer receives fifty percent (50%) of the designated plan award11 for that objective. Then, for each additional percentage point achieved above the Threshold, up to one hundred percent (100%) of the plan target (“Objective Goal”), the executive officer receives another two and one-half percent (2.5%) of the designated plan award for that objective. For each additional percentage point (1%) achieved above the Objective Goal, the executive officer receives another five percent (5%) of the designated plan award for that objective. Each plan prohibits the receipt of amounts in excess of two hundred percent (200%) of the designated plan award for that objective.

Each of the equity awards represented in the table above were granted pursuant to the 2000 Equity Award Plan or the 1991 Restricted Stock Plan. Stock options represented in the table were granted by the Board on May 13, 2008; and the exercise price of all such options was set at $4.79—the closing price of the Company’s common stock on the date of grant. Restricted stock awards represented in the table were also granted by the Board of Directors on May 13, 2008. Recipients of both stock option and restricted stock awards were required to enter into agreements with the Company governing the vesting, exercise and/or transferability (as applicable) of such awards. Vesting requirements for both stock option awards and restricted stock awards are based solely on continued employment. There are no performance-based vesting requirements. Under the terms of all awards delineated in this table, shares or options vest in four equal installments over the next four years, beginning on the first anniversary of the date of grant.

[11]	The designated plan award is generally calculated as a percentage of annual base salary. In 2008, the designated plan awards were: (i) for Mr. Boldt, CEO, one hundred percent (100%) of base salary actually paid, (ii) for Harrington, CFO, fifty percent (50%) of base salary actually paid, (iii) for Mr. Gydé, SVP, forty-five percent (45%) of base salary actually paid, (iv) for Mr. Colson, SVP, seventy-five percent (75%) of base salary actually paid, and (iv) for Mr. Niehaus, seventy-five percent (75%) of base salary actually paid.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS							STOCK AWARDS
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)		Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)
James R. Boldt	11,000	—		—	$30.31	11/25/2012		—	—	—	—
	11,250	—		—	$21.94	12/14/2013		—	—	—	—
	6,820	—		—	$26.06	2/5/2014		—	—	—	—
	2,500	—		—	$26.06	2/5/2009		—	—	—	—
	5,402	—		—	$16.19	2/4/2010	(a)	—	—	—	—
	7,598	—		—	$16.19	2/4/2015		—	—	—	—
	92,102	—		—	$6.00	6/22/2015		—	—	—	—
	7,898	—		—	$6.00	6/22/2010		—	—	—	—
	63,750	—		—	$5.94	3/1/2016		—	—	—	—
	11,250	—		—	$5.94	3/1/2011		—	—	—	—
	10,771	—		—	$3.08	7/16/2011		—	—	—	—
	189,229	200,000	(b)	—	$3.08	7/16/2016		—	—	—	—
	37,500	—		—	$3.18	2/6/2018		—	—	—	—
	37,500	—		—	$3.18	2/6/2013	(c)	—	—	—	—
	26,478	—		—	$4.90	3/3/2014	(d)	—	—	—	—
	13,522	—		—	$4.90	3/3/2019		—	—	—	—
	40,000	—		—	$4.11	2/2/2015		—	—	—	—
	20,000	20,000	(e)	—	$4.65	6/21/2016		—	—	—	—
	10,000	30,000	(f)	—	$4.52	5/9/2017		—	—	—	—
	—	40,000	(g)	—	$4.79	5/13/2018		—	—	—	—
	—	—		—	—	—		47,500	$152,950	—	—

Brendan M. Harrington	1,000	—		—	$16.19	2/4/2010	(h)	—	—	—	—
	7,500	—		—	$4.35	2/7/2012	(i)	—	—	—	—
	7,500	—		—	$3.18	2/6/2013	(j)	—	—	—	—
	7,500	—		—	$4.90	3/3/2014	(k)	—	—	—	—
	10,000	—		—	$4.11	2/2/2015		—	—	—	—
	10,000	—		—	$3.48	11/16/2015		—	—	—	—
	3,750	3,750	(l)	—	$4.65	6/21/2016		—	—	—	—
	37,500	37,500	(m)	—	$4.11	11/14/2016		—	—	—	—
	3,750	11,250	(n)	—	$4.52	5/9/2017		—	—	—	—
	—	20,000	(o)	—	$4.79	5/13/2018		—	—	—	—
	—	—		—	—	—		6,875	$22,138	—	—

	OPTION AWARDS							STOCK AWARDS
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)		Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)
Michael J. Colson	75,000	—		—	$5.33	1/3/2015	(p)	—	—	—	—
	25,000	—		—	$5.33	1/3/2015		—	—	—	—
	100,000	—		—	$3.48	11/16/2015		—	—	—	—
	10,000	10,000	(q)	—	$4.65	6/21/2016		—	—	—	—
	5,000	15,000	(r)	—	$4.52	5/9/2017		—	—	—	—
	—	20,000	(s)	—	$4.79	5/9/2018		—	—	—	—
	—	—		—	—	—		9,000	$28,980	—	—

Filip J.L. Gydé	2,500	—		—	$16.19	2/4/2010	(t)	—	—	—	—
	5,000	—		—	$2.88	10/3/2010	(u)	—	—	—	—
	18,000	—		—	$5.94	3/1/2011	(v)	—	—	—	—
	16,000	—		—	$5.94	3/1/2016		—	—	—	—
	10,000	—		—	$3.18	2/6/2013		—	—	—	—
	10,000	—		—	$4.90	3/3/2014		—	—	—	—
	20,000	—		—	$4.11	2/2/2015		—	—	—	—
	5,000	5,000	(w)	—	$4.65	6/21/2016		—	—	—	—
	—	10,000	(x)	—	$4.52	5/9/2017		—	—	—	—
	2,500	7,500	(y)	—	$4.52	5/9/2017		—	—	—	—
	—	10,000	(z)	—	$4.79	5/13/2018		—	—	—	—
	—	10,000	(aa)	—	$4.79	5/13/2018		—	—	—	—
	—	—		—	—	—		9,000	$28,980	—	—

Thomas J. Niehaus	1,875	—		—	$18.44	4/28/2009		—	—	—	—
	6,000	—		—	$16.19	2/4/2010	(bb)	—	—	—	—
	5,000	—		—	$5.13	7/5/2010	(cc)	—	—	—	—
	14,684	—		—	$5.94	3/1/2011	(dd)	—	—	—	—
	14,634	—		—	$5.94	3/1/2016		—	—	—	—
	20,000	—		—	$5.94	3/1/2016		—	—	—	—
	7,500	—		—	$4.35	2/7/2017		—	—	—	—
	7,500	—		—	$4.35	2/7/2012	(ee)	—	—	—	—
	6,250	—		—	$3.18	2/6/2018		—	—	—	—
	18,750	—		—	$3.18	2/6/2013	(ff)	—	—	—	—
	15,000	—		—	$4.90	3/3/2014	(gg)	—	—	—	—
	20,000	—		—	$4.11	2/2/2015		—	—	—	—
	7,500	7,500	(hh)	—	$4.65	6/21/2016		—	—	—	—
	5,000	15,000	(ii)	—	$4.52	5/9/2017		—	—	—	—
	—	20,000	(jj)	—	$4.79	5/9/2018		—	—	—	—
	—	—		—	—	—		8,250	$26,565	—	—

(a)	2,152 expire on 2/4/2009 and 3,250 expire on 2/4/2010

(b)	One-half of the options begin to vest at the rate of 25,000 options per year for four consecutive years after the stock price exceeds $12 for 30 consecutive days and the employee has at least one year of continuous employment, and the second half of the options begin to vest at a rate of 25,000 options per year for four consecutive years after the stock price exceeds $18 for 30 consecutive days and the employee has two years of consecutive employment. All options expire six years after vesting. If target stock prices are not met, the options vest on 1/16/2011.

(c)	18,750 each expire on 2/6/2012 and 2/6/2013

(d)	8,239 expire on 3/3/2012, 8,239 expire on 3/3/2013, and 10,000 expire on 3/3/2014

(e)	10,000 each vest on 6/21/2009 and 6/21/2010

(f)	10,000 each vest on 5/9/2009, 5/9/2010, and 5/9/2011

(g)	10,000 each vest on 5/13/2009, 5/13/2010, 5/13/2011, and 5/13/2012

(h)	500 each expire on 2/4/2009 and 2/4/2010

(i)	1,875 each expire on 2/7/2009, 2/7/2010, 2/7/2011, and 2/7/2012

(j)	1,875 each expire on 2/6/2010, 2/6/2011, 2/6/2012, and 2/6/2013

(k)	1,875 each expire on 3/3/2011, 3/3/2012, 3/3/2013, and 3/3/2014

(l)	1,875 each vest on 6/21/2009 and 6/21/2010

(m)	18,750 each vest on 11/14/2009 and 11/14/2010

(n)	3,750 each vest on 5/9/2009, 5/9/2010, 5/9/2011

(o)	5,000 each vest on 5/13/2009, 5/13/2010, 5/13/2011, and 5/13/2012

(p)	18,750 each expire on 1/3/2012, 1/3/2013, 1/3/2014, and 1/3/2015

(q)	5,000 each vest on 6/21/2009 and 6/21/2010

(r)	5,000 each vest on 5/9/2009, 5/9/2010, and 5/9/2011

(s)	5,000 each vest on 5/13/2009, 5/13/2010, 5/13/2011, and 5/13/2012

(t)	1,250 each expire on 2/4/2009 and 2/4/2010

(u)	2,500 each expire on 10/3/2009 and 10/3/2010

(v)	6,000 each expire on 3/1/2009, 3/1/2010, and 3/1/2011

(w)	2,500 each vest on 6/21/2009 and 6/21/2010

(x)	10,000 vest 1/1/2011

(y)	2,500 each vest on 5/9/2009, 5/9/2010, and 5/9/2011

(z)	10,000 vest 1/1/2012

(aa)	2,500 each vest on 5/13/2009, 5/13/2010, 5/13/2011, and 5/13/2012

(bb)	3,000 each expire on 2/4/2009 and 2/4/2010

(cc)	2,500 each expire on 7/5/2009 and 7/5/2010

(dd)	682 expire on 3/1/2009, 6,502 expire on 3/1/2010, 7,500 expire on 3/1/2011

(ee)	3,750 each expire on 2/7/2011 and 2/7/2012

(ff)	6,250 each expire on 2/6/2011, 2/6/2012, and 2/6/2013

(gg)	3,750 each expire on 3/3/2011, 3/3/2012, 3/3/2013, and 3/3/2014

(hh)	3,750 each vest on 6/21/2009 and 6/21/2010

(ii)	5,000 each vest on 5/9/2009, 5/9/2010, and 5/9/2011

(jj)	5,000 each vest on 5/13/2009, 5/13/2010, 5/13/2011, and 5/13/2012

2008 OPTION EXERCISES AND STOCK VESTED

The following table provides information for each of the Company’s Named Executive Officers regarding stock option exercises and vesting of stock awards during 2008.

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (1)
James R. Boldt	—	—	5,000	$24,125

Brendan M. Harrington	—	—	1,125	$5,393

Michael J. Colson	—	—	2,000	$9,650

Filip J.L. Gydé	2,500	$3,813	—	—
	—	—	2,000	$9,650

Thomas J. Niehaus	—	—	1,625	$7,734

(1)	For stock options, the value realized is the difference between the fair market value of the underlying stock at the time of exercise and the exercise price. For Stock Awards, the value realized is based on the fair market value of the underlying stock on the vesting date.

Pension Benefits

The Company maintains an Executive Supplemental Benefit Plan (Supplemental Plan) which provides certain former executives, including current director Randy Marks, with deferred compensation benefits. The Supplemental Plan was amended as of December 1, 1994 in order to freeze the then current benefits, provide no additional benefit accruals for participants and to admit no new participants. None of the named executive officers participate in the Supplemental Plan. In 2008, Mr. Marks received $90,000 under the Supplemental Plan.

Generally, the Supplemental Plan provides for retirement benefits of up to 50% of a participating employee’s base compensation at termination or as of December 1, 1994, whichever is earlier, and pre-retirement death benefits calculated using the same formula that is used to calculate normal and early retirement benefits. Benefits are based on service credits earned each year of employment prior to and subsequent to admission to the Supplemental Plan through December 1, 1994. Retirement benefits and pre-retirement death benefits are paid during the 180 months following retirement or death, respectively, while disability benefits are paid until normal retirement age. Normal retirement is age 60. For any participant who is also a participant in the Deferred Compensation Plan, the normal retirement age is increased to 65.

NON-QUALIFIED DEFERRED COMPENSATION

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
James R. Boldt (1)	—	$111,276	$(21,672)	—	$474,607
Brendan M. Harrington (1)	—	$39,912	$(8,991)	—	$33,612
Michael J. Colson (1)	—	$55,263	$(54,874)	—	$96,012
Filip J.L. Gydé	—	—	—	—	—
Thomas J. Niehaus (1)	—	$42,189	$(45,276)	—	$102,139

(1)	During 2008, Messrs. Boldt, Harrington, Colson and Niehaus were eligible to receive a contribution under the Deferred Compensation Plan. The contributions reflected above for these individuals reflect the current year’s calculation of the Company’s contribution under the plan resulting from contributions paid on the basis of the operating results for 2008. These contributions are reflected in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” The amounts under “Aggregate Earnings in Last FY” are not included in the Summary Compensation Table as the earnings were not deemed to be above-market or preferential.

On February 2, 1995, the Compensation Committee approved the creation of a Nonqualified Key Employee Deferred Compensation Plan (“Deferred Compensation Plan”). The Deferred Compensation Plan is intended as a successor plan to the Supplemental Plan. Participants in the Deferred Compensation Plan are eligible to (1) elect to defer a percentage of their annual cash compensation and (2) receive a Company contribution of a percentage of their base compensation and annual Incentive if the Company attains annual defined performance objectives for the year. These performance objectives are established on an annual basis for the upcoming year.

The Chief Executive Officer, subject to the approval of the Compensation Committee, recommends (1) those key employees who will be eligible to participate and (2) the percentage of a participant’s base and Incentive compensation the participant will be able to contribute each year to the Deferred Plan if the Company attains annual defined performance objectives. All amounts credited to the participant are invested, as approved by the Compensation Committee, and the participant is credited with actual earnings of the investments. Company contributions, including investment earnings, may be cash or the stock of the Company.

Plan participants have a 100% non-forfeitable right to the value of their corporate contribution account after the fifth anniversary of employment with the Company. If a participant terminates employment due to death, disability, retirement at age 65, or upon the occurrence of a Change in Control Event (as defined in the plan), the participant or his or her estate will be entitled to receive the benefits accrued for the participant as of the date of such event. Company contributions will be forfeited in the event a participant incurs a separation from service for cause. Participants are 100% vested in their own contributions. All amounts in the Deferred Plan, including elective deferrals, are held as general assets of the Company and are subject to the claims of creditors of the Company. In 2008, the Company contributed ten percent (10%) of eligible named executive officer’s total cash compensation towards this plan.

Potential Payments upon Termination or Change in Control

Agreements with Mr. Boldt. On July 16, 2001, the Company entered into a change in control agreement with Mr. Boldt. The agreement provides that upon the occurrence of a change in control, Mr. Boldt will become fully vested in and entitled to exercise immediately all stock related awards he has been granted under any plans or agreements of the Company. The agreement goes on to provide that upon the termination of Mr. Boldt’s employment (a) without cause by the Company or by himself with good reason within 24 months following a change in control or (b) by himself for any reason within 6 months after a change in control, Mr. Boldt will receive 2.99 times his full salary and Incentive as well as a lump sum to cover fringe benefits. A change in control will occur if (1) the Company’s stockholders approve (a) the dissolution or liquidation of the Company, (b) the merger or consolidation or other reorganization of the Company with any other entity other than a subsidiary of the Company, or (c) the sale of all or substantially all of the Company’s business or assets or (2) any person other than the Company or its subsidiaries or employee benefit plans becomes the beneficial owner of more than 20% of the combined voting power of the Company’s then outstanding securities or (3) during any period not longer than two consecutive years, individuals who at the beginning of such period constituted the Board cease to constitute at least a majority thereof, unless the election of each new Board member was approved by a vote of at least three-quarters of the Board members then still in office who were Board members at the beginning of such period.

If a change in control had occurred on December 31, 2008, all of Mr. Boldt’s unvested stock options and restricted stock awards would have become fully vested as of that date.12 If the Company’s stock price was $3.22 (which was the closing price of the stock on December 31, 2008), Mr. Boldt could potentially have realized gains, before tax, from the sale of securities that had vested solely as a result of a change in control in the following amounts: (i) $152,950 from the sale of restricted stock, and (ii) $28,000 from the exercise of those stock options.

Had Mr. Boldt’s employment been terminated: (i) without cause by the Company, or by himself with good reason, within 24 months following such change in control, or (ii) by himself for any reason within 6 months after such change in control; he would have been entitled to receive a lump sum cash payment from the Company totaling $3,616,012 by the tenth day following his termination. This payment equals 2.99 times the sum of Mr. Boldt’s current annual salary13 (“Salary”) and his highest annual Incentive payment from the last three years (“Incentive”); and includes an amount equal to twenty-five percent of Mr. Boldt’s Salary and Incentive.14 In addition, Mr. Boldt’s change in control agreement would provide for an excise tax gross-up payment totaling $521,157 under such circumstances.

Mr. Boldt is the only executive officer with an employment agreement affording severance benefits upon termination. Pursuant to the terms of such agreement, in the event of termination by Mr. Boldt for Good Reason (as that term in defined in the agreement), or by the Company other than for Cause (as that term in defined in the agreement), Mr. Boldt will receive continued cash payments and medical and dental benefits for a period of twelve (12) months. The amount of such cash payments shall equal the average annual total cash compensation paid to Mr. Boldt during the most recent three year period. In the event Mr. Boldt remains unemployed after such

[12]	Such awards are more fully described in the table entitled “Outstanding Equity Awards at Fiscal Year-End”.
[13]	Mr. Boldt’s salary was $450,000, as of December 31, 2008.
[14]	This amount is intended to cover fringe benefits such as 401(k), health, medical, dental, disability and similar benefits for a period twenty four months.

twelve (12) month period, the Company must extend severance payments until an additional six (6) months time has elapsed or until employment is secured, whichever occurs first.

Payments made to Mr. Boldt pursuant to this agreement are contingent upon his adherence to certain restrictive covenants, which are effective from the date of the agreement and continue until one year after his separation from the Company. These restrictive covenants generally prohibit Mr. Boldt from, directly or indirectly: (i) engaging in any business activity which competes with the Company, (ii) soliciting or hiring any of the Company’s employees, (iii) canvassing or soliciting customers of the Company, (iv) willfully dissuading or encouraging any person from conducting business with the Company or (v) intentionally disrupting any supplier relationship.

Had Mr. Boldt’s employment been terminated15 on December 31, 2008, he would have been eligible to receive twenty (26) bi-weekly cash payments from the Company totaling $930,715 for the subsequent twelve month period. This amount reflects Mr. Boldt’s average annual cash compensation (i.e. annual salary and Incentive) for the prior three years. Mr. Boldt would also receive, for a period of twelve months, continuing medical and dental coverage under any plans he participates in as of the effective date of such termination. Continued medical and dental benefits would likely total approximately $10,195.16 In the event Mr. Boldt remains unemployed at the expiration of the twelve (12) month period subsequent to his termination, the agreement provides for an extension of these payments for up to an additional six (6) month period.17 Pursuant to the terms of Mr. Boldt’s employment agreement, the termination benefits afforded under the change in control agreement will supersede in the event his termination triggers payments under that Agreement.

Agreements with Other Executive Officers. Excepting Mr. Gydé,18 each of the executive officers named herein has entered into a change in control agreement with the Company. These agreements contain provisions that are generally similar to those of Mr. Boldt except that, in the event their employment is terminated by the Company without cause or by themselves with good reason within 24 months after a change in control, such executives would receive two times their salary and Incentive. At the time these agreements were approved by the Compensation Committee, it was considered customary to include the trigger mechanisms contained in the named executive officers agreements. For this reason, such mechanisms were considered important to attracting, retaining and motivating executive officers.

If a change in control occurred on December 31, 2008, then each of the named executive officers (excluding Mr. Boldt) would have immediately become fully vested in any stock option or restricted stock awards previously granted.19 If the stock price of the Company was $3.22, which was the closing price of the stock on December 31, 2008, then the named executive officers could potentially have realized gains, before tax, from the sale of vested securities in the following amounts:

Named Executive Officer	Restricted Stock ($)	Stock Options ($)
Brendan M. Harrington	$22,138	$0
Michael J. Colson	$28,980	$0
Thomas J. Niehaus	$26,565	$0

[15]	The severance trigger requires that the termination be made either by Mr. Boldt for Good Reason or by the Company other than for Cause.
[16]	This amount reflects the total costs paid for medical, dental and disability insurance during 2008.
[17]	Total payments through the expiration of the six (6) month extension would amount to: (1) $465,358 in bi-weekly cash payments, and (2) approximately $5,098 in continued medical, dental and disability benefits.
[18]	Since Belgium law mandates certain separation benefits, Mr. Gydé does not maintain a change in control agreement with the Company.
[19]	Such awards are more fully described in the table entitled “Outstanding Equity Awards at Fiscal Year-End”.

Had the above mentioned executive officers’ employment been terminated without cause by the Company, or by themselves with good reason, within 24 months following such a change in control, they would also have been entitled to receive, by the tenth day following their termination, lump sum cash payments from the Company in the following amounts:

•	Mr. Harrington would have received a lump sum payment of $916,799;

•	Mr. Colson would have received a lump sum payment of $1,247,659; and

•	Mr. Niehaus would have received a lump sum payment of $970,225.

These payments equal two (2) times the sum of each individual’s current annual salary20 (“Salary”) and their highest annual Incentive payment from the last three years (“Incentive”); and also includes an amount equal to twenty-five percent (25%) of such Salary and Incentive amounts.21 No excise tax gross-up payments would be made to any of the above mentioned executive officers other than Mr. Boldt.

DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c) (1)	Option Awards ($) (d) (2)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)		Total ($) (j)
Thomas E. Baker	$52,500	$44,600	$21,561	—	—	—		$118,661
George B. Beitzel[22]	$13,500	$16,728	0	—	—	—		$30,328
Randall L. Clark	$37,500	$44,600	$21,561	—	—	—		$103,661
Randolph A. Marks	$28,500	$44,600	$21,561	—	—	$90,000	(3)	$184,661
William D. McGuire	$38,500	$40,450	$25,503	—	—	—		$104,453
John M. Palms	$42,500	$44,600	$21,561	—	—	—		$108,661
Daniel J. Sullivan	$42,500	$44,600	$21,561	—	—	—		$108,661

(1)	At December 31, 2008, each of the independent directors listed here owned 27,500 shares of Company restricted stock, except Mr. McGuire who owned 9,000 shares. This restricted stock vests upon retirement from the Board.

(2)	At December 31, 2008, Messrs. Baker, Clark, Marks, McGuire, Palms and Sullivan had 120,000, 160,000, 160,000, 25,300, 160,000, and 160,000 options outstanding, respectively. The amounts in column (d) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R) of awards pursuant to the Company’s 1991 Employee Stock Option Plan and 2000 Equity Award Plan; and thus may include amounts from awards granted in and prior to 2008. Assumptions used in the calculation of these amounts are included in note 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the SEC on or around February 26, 2009.

(3)	Amount represents an annual payment of $90,000 to Mr. Marks under the terms of the Supplemental Plan described above under “Pension Benefits”.

[20]	Salaries as of 12/31/08 were $237,000 for Mr. Harrington, $246,000 for Mr. Colson, $300,511 for Mr. Gydé and $243,000 for Mr. Niehaus.
[21]	This amount is intended to cover fringe benefits such as 401(k), health, medical, dental, disability and similar benefits for a period twenty four months.
[22]	Mr. Beitzel retired from the Board in May 2008.

Each non-employee director receives a $15,000 annual retainer, a $1,500 per meeting fee for attending Board meetings, a $1,500 per day fee for each day a committee meeting is held, and the chairman of the audit committee received a $15,000 annual fee while the chairman of all other committees (other than Mr. Boldt) received an annual fee of $5,000. In 2008, each non-employee director received restricted stock awards totaling 10,000 shares except for Mr. McGuire who received 9,000 shares. These shares vest upon retirement from the Board. Directors are also reimbursed for expenses they incur while attending board and committee meetings. Directors who are employees of the Company do not receive additional compensation for their services as directors. In 2008, Mr. Marks received $90,000 from the Company’s Executive Supplemental Benefit Plan as mentioned previously.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee

Daniel J. Sullivan, Chairman

Thomas E. Baker

Randall L. Clark

William D. McGuire

John M. Palms

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of the Company’s common stock, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

The Company believes that all Section 16(a) filing requirements applicable to its officers, directors and beneficial owners of more than 10% of its outstanding common stock were complied with for 2008. This belief is based solely on the Company’s review of copies of the reports furnished to it and written representations that no other reports were required.

Appointment of Auditors for Fiscal 2008 and Fees

The Audit Committee reappointed KPMG LLP (“KPMG”) as the independent registered public accounting firm to audit the Company’s financial statements for fiscal 2008.

A representative of KPMG will be present at the annual meeting of shareholders. The representative will be given the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. To the best of the Company’s knowledge, no member of that firm has any past or present interest, financial or otherwise, direct or indirect, in the Company or any of its subsidiaries. Matters involving auditing and related functions are considered and acted upon by the Audit Committee. The Audit Committee has determined that the provision of services described under “All Other Fees,” below is compatible with maintaining the independent registered public accounting firms independence.

Audit Fees—The aggregate fees billed for professional services rendered by KPMG for the audit of the Company’s annual financial statements for the last two fiscal years, including the Company’s foreign subsidiaries, the reviews of the financial statements included in the Company’s Form 10-Q’s, and services rendered in connection with the Company’s obligations under Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations was approximately $491,400 and $506,100 in 2008 and 2007, respectively.

Audit-Related Fees—The aggregate fees billed for assurance and related services rendered by KPMG for the last two fiscal years that are reasonably related to the performance of the audit or review of the Company’s financial statements was $0 in both 2008 and 2007.

Tax Fees—The Company was not billed for any fees in 2008 or 2007 for professional services rendered by KPMG for tax compliance, tax advice and tax planning.

All Other Fees—Other than the fees described above, the Company did not pay any other fees in either 2008 or 2007 to KPMG.

Audit Committee Pre-Approval Policies and Procedures. The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has not established a pre-approval policy for these services. The Audit Committee pre-approves each particular service on a case-by-case basis.

Incorporation by Reference

The Compensation Committee Report, the Audit Committee Report, and references to the independence of directors are not deemed to be “soliciting material” or “filed” with the Securities and Exchange Commission, are not subject to the liabilities of Section 18 of the Exchange Act and shall not be deemed incorporated by reference into any of the filings previously made or made in the future by the Company under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the Company specifically incorporates any such information into a document that is filed.

Directors’ and Officers’ Liability Insurance

The Company indemnifies its directors and officers to the extent permitted by law in connection with civil and criminal proceedings against them by reason of their service as a director or officer. As permitted by Section 726 of the New York Business Corporation Law, the Company has purchased directors’ and officers’ liability insurance to provide indemnification for the Company and all its directors and officers. The current liability insurance policy, with a policy period effective May 1, 2008, was issued by The Chubb Group of Insurance Companies at an annual premium of approximately $342,040.

Audit Committee’s Review of Related Person Transactions

In accordance with the audit committee charter, the Audit Committee reviews related person transactions. It is the Company’s policy that it will not enter into transactions that are considered related person transactions that are required to be disclosed under Item 404 of Regulation S-K unless the audit committee or another independent body of the Board of Directors first reviews and approves the transactions.

Certain Relationships and Related Person Transactions

During 2008, Mr. Marks, a director of the Company, received an annual sum of $90,000 payable monthly under the terms of the Supplemental Plan. Under the terms of a non-competition agreement that covered the period from March 1984 through October 1995, Mr. Marks also receives the same medical benefits as those provided to officers of the Company. The Company also paid the premiums on a life insurance policy for Mr. Marks with a face value of $300,000.23

OTHER INFORMATION RELATED TO THE 2009 ANNUAL MEETING

The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, employees of the Company (who will not be specifically compensated for such services) may solicit proxies in person or by telephone. Arrangements will be made with brokers, custodians, nominees and fiduciaries to forward proxies and proxy soliciting material to the beneficial owners of the Company’s shares, and the Company may reimburse brokers, custodians, nominees or fiduciaries for their expenses in so doing.

SHAREHOLDER PROPOSALS

Proposals of shareholders which are intended to be included in the Company’s proxy statement relating to its May 2010 annual meeting of shareholders must be received at the Company’s principal executive offices not later than December 7, 2009. A shareholder who wishes to present a proposal for consideration at the 2010 annual meeting without inclusion of such proposal in the Company’s proxy materials must give written notice of the proposal to the Secretary of the Company not later than sixty days in advance of the date of such meeting.

OTHER BUSINESS

As of the date of this proxy statement, the Board of Directors of the Company knows of no other business that will be presented for consideration at the 2009 annual meeting of shareholders. However, if any other matters properly come before the meeting or any adjournment thereof, it is intended that the shares represented by proxies will be voted on those matters in accordance with the judgment of the holders of the proxies.

April 6, 2009

By Order of the Board of Directors

[23]	See footnote (5) to the table under Security Ownership of Management, above.

002CS – 18360

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6		000004	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed below.
1. Election of Class III Directors:	For	Withhold		For	Withhold		+
01 - John M. Palms	☐	☐	02 - Daniel J. Sullivan	☐	☐
2. Said proxies are given discretionary authority to vote and act upon such other matters as may properly come before the meeting or any adjournment thereof.

B	Non-Voting Items
Change of Address — Please print new address below.						Meeting Attendance	☐
Mark box to the right if
you plan to attend the
Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date and sign exactly as name appears hereon. Each joint tenant must sign. When signing as attorney, executor, trustee, etc., give full title. If signer is a corporation, sign in full corporate name by authorized officer. If a partnership, sign in partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Computer Task Group, Incorporated

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Randall L. Clark and Thomas E. Baker and each of them, as proxy or proxies, with power of substitution to vote all of the shares of Common Stock of Computer Task Group, Incorporated (the “Company”) which the undersigned may be entitled to vote, as specified on the reverse side of this card, and, if applicable, hereby directs the trustee of the Company’s 401(K) Profit Sharing Retirement Plan (the “Plan”) to vote the shares allocated to the account of the undersigned or otherwise which the undersigned is entitled to vote pursuant to the Plan, as specified on the reverse side of this card, at the Annual Meeting of Shareholders of the Company to be held at the Company’s Headquarters, 800 Delaware Avenue, Buffalo, New York on Wednesday, May 13, 2009 at 10:00 a.m. or at any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposal 1 and in accordance with the judgement of the proxies on any other matters that may properly come before the meeting.

MARK, SIGN AND DATE ON REVERSE SIDE